EXHIBIT 3.26
LIMITED LIABILITY COMPANY AGREEMENT
OF
IPAYMENT ACQUISITION SUB LLC
     LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of iPayment Acquisition Sub LLC (the “Company”), dated as of the 11th day of December, 2003 by and between the Company, a limited liability company organized under the laws of the State of Delaware, and iPayment, Inc., a Delaware corporation (the “Member” and, together with any other member admitted to the Company pursuant to the terms of this Agreement, the “Members”).
WITNESSETH:
     WHEREAS, the Company was formed on December 11, 2003, pursuant to the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.), as amended from time to time (the “Act”); and
     WHEREAS, the Member desires to participate in such a limited liability company for the purpose of engaging in any act or activity for which limited liability companies may be organized under the Act, in accordance with the terms and conditions hereinafter set forth.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto do hereby mutually covenant and agree as follows:
     1. Name. The name of the limited liability company is “iPayment Acquisition Sub LLC”. All business of the Company shall be conducted under such name.
     2. Purpose. The Company is organized for the purpose of engaging in any act or activity for which limited liability companies may be organized under the Act, in accordance with this Agreement.
     3. Manager; Powers. The Member hereby appoints Afshin Yazdian as “manager” of the Company within the meaning of the Act (the “Manager”) to manage the business and affairs of the Company. The Manager shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by a manager of a limited liability company under the laws of the State of Delaware. The Manager shall hold office until death, resignation or removal at the pleasure of the Member who appointed him or her. If the position of Manager becomes vacant, the Members shall appoint his or her successor.
     4. Principal Place of Business; Registered Office and Agent. The Company may establish any place of business as the Manager may from time to time deem advisable. The address of the registered office of the Company in the State of Delaware is c/o the Corporation

Trust Company, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801. The name and address of the registered agent for service of process on the Company in the State of Delaware is the Corporation Trust Company, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801.
     5. Fiscal Year. The fiscal year of the Company shall be the calendar year.
     6. Dissolution. The Company shall dissolve, and its affairs shall be wound up upon the unanimous election by the Members so to dissolve, liquidate and terminate the Company. Notwithstanding anything to the contrary contained herein, the bankruptcy, death, dissolution, expulsion or incapacity of a Member, or the occurrence of any other event which terminates the continued membership of a Member in the Company, shall not cause the dissolution of the Company, and the Members are expressly authorized to continue the business of the Company in such event, without further action on the part of the Members.
     7. Filings. (a) The Certificate of Formation was filed with the Secretary of State of Delaware on December 11, 2003, by an “authorized person” within the meaning of the Act, and the Members hereby ratify and approve such filing. The Manager shall use its reasonable best efforts to cause amendments to the Certificate of Formation to be executed and filed whenever required by the Act.
     (b) The Manager shall use its reasonable best efforts to take such other actions as many be reasonably necessary to perfect and maintain the status of the Company as a limited liability company under the laws of the State of Delaware.
     (c) The Manager shall cause the Company to be qualified, formed or registered under the assumed or fictitious name statutes or similar laws in any jurisdiction in which the Company transacts business in which such qualification, formation or registration is required or desirable. The Manager shall execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.
     8. Initial Capital Contributions. Each member has contributed the property set forth on Exhibit A as its capital contribution to the Company.
     9. Additional Contributions. No members shall be required to make any additional capital contribution to the Company without such Member’s consent. A Member may make additional capital contributions to the Company with the unanimous written consent of the other Members.
     10. Distributions. Distributions shall be made to the Members at the times and in the aggregate amounts determined by the Members. Such distributions shall be allocated among the Members in proportion to the percentage interests of the Members, as set forth on Exhibit A attached hereto (the “Membership Interests”).
     11. Transfers. A Member may not transfer, assign, pledge, hypothecate or encumber, in whole or in part, its interest in the Company, without the prior written consent of all other Members.

     12. Admission of Additional Members. One or more additional members of the Company may be admitted to the Company with the consent of the Members representing 100% of the Membership Interests in the Company.
     13. Limitation on the Liability of Members. The Members shall not be bound by, or be personally liable for, by reason of being a Member or Manager, a judgment, decree or order of a court or in any other manner, for the expenses, liabilities or obligations of the Company, and the liability of each Member shall be limited solely to the amount of its capital contributions.
     14. Indemnification. The Company shall indemnify and hold harmless any member or manager from and against any and all claims and demands whatsoever.
     15. Governing Law. This Agreement, including its existence, validity, construction and operating effect, and the rights of each of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Delaware.
     16. Amendments. The vote of all of the Members and the Company shall be necessary to amend or repeal this Agreement or to adopt a new limited liability company agreement.
     IN WITNESS WHEREOF, the Member and the Company have entered into this Agreement as of the day and year first above written.

iPAYMENT, INC., as sole Member

By	/s/ Afshin Yazdian

Name:	Afshin Yazdian
Title:	Executive Vice President and General Counsel

iPAYMENT ACQUISITION SUB LLC

By:	iPAYMENT, INC., its Manager
By	/s/ Afshin Yazdian

Name:	Afshin Yazdian
Title:	Executive Vice President and General Counsel

EXHIBIT A
LIST OF MEMBERS, CAPITAL CONTRIBUTIONS
AND MEMBERSHIP INTERESTS

Member name	Capital	Membership
and Address	Contribution	Interest

iPayment, Inc.	$100.00	100%
40 Burton Hills
Suite 145
Nashville, TN 37215